SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             MAXIMUM DYNAMICS, INC.
      --------------------------------------------------------------------
             (Exact name of registrant as specified on its charter)

  COLORADO                      7371                   84-1556886
 ----------------------      ------------           -----------------
 (State or jurisdiction      (Primary Standard       (I.R.S. Employer
  of incorporation or         Industrial             Identification No.)
  organization)               Classification
                              Code Number)

   2 N. Cascade Avenue, Suite 1100, Colorado Springs, CO 80903, (719) 338-7743
  ----------------------------------------------------------------------------
          (Address and telephone number of principal executive offices)

  Eric R. Majors, 2 N. Cascade Avenue, Suite 1100, Colorado Springs, CO 80903,
                                 (719) 277-6639
  -----------------------------------------------------------------------------
            (Name, address and telephone number of agent for service)

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X] ___________________________

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___________________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___________________________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ___________________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
================================== =================== ==================== ======================= ================
       Title of each class          Proposed maximum   Proposed maximum        Proposed maximum        Amount of
          of securities               amount to be       offering price           aggregate          registration
        to be registered               registered           per share           offering price            fee
---------------------------------- ------------------- -------------------- ----------------------- ----------------
Common Stock, $.001 par value,         4,550,000              $0.10                $455,000             $41.86
to be sold by selling shareholders
================================== =================== ==================== ======================= ================

The offering price per share for the selling shareholders was estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of Regulation C.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                -----------------
                                   PROSPECTUS
                                -----------------

                             MAXIMUM DYNAMICS, INC.

                        4,550,000 SHARES OF COMMON STOCK

This prospectus relates to 4,550,000 shares of common stock of Maximum Dynamics, Inc., a Colorado corporation, which are issued and outstanding shares of our common stock, acquired by the selling shareholders in private placement transactions which we believe were exempt from registration and prospectus delivery requirements of the Securities Act of 1933. Only the selling shareholders are offering for sale shares of our common stock, and we will not receive any proceeds from the offering.

Our common stock is presently not traded on any market or securities exchange. The selling shareholders will sell their shares at $0.10 per share until our shares are quoted on the OTC Bulletin Board, or any exchange in which our shares may be listed, and thereafter at prevailing market prices or privately negotiated prices.

Purchase of the shares involves risks. You should carefully consider the Risk Factors beginning on page 6 of this prospectus for a description of these risks.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                The date of this prospectus is February 19, 2002
                             Subject to completion.

                               TABLE OF CONTENTS


PROSPECTUS SUMMARY............................................................5
   Our Business...............................................................5
   Number of Shares Being Offered.............................................5
   Number of Shares Outstanding...............................................5
   Estimated Use of Proceeds..................................................5
   Summary Financial Data.....................................................6
RISK FACTORS..................................................................6
   Risks Related To Our Business..............................................7
   Risks Related To The Offering..............................................7
FORWARD LOOKING STATEMENTS...................................................10
USE OF PROCEEDS..............................................................11
DETERMINATION OF OFFERINCE PRICE.............................................11
DILUTION.....................................................................11
SELLING SHAREHOLDERS.........................................................11
PLAN OF DISTRIBUTION.........................................................12
LEGAL PROCEEDINGS............................................................13
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS.................13
   Executive Officers and Directors..........................................13
SECURITY OWNERSHIP OF BENEFICIAL OWNERSHIP AND MANAGEMENT....................14
    Changes In Control.......................................................14
DESCRIPTION OF SECURITIES....................................................14
   Common Stock..............................................................14
   Dividend Policy...........................................................15
   Preferred Stock...........................................................15
INTEREST OF NAMED EXPERTS AND COUNSEL........................................15
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES...............................................15
ORGANIZATION WITHIN LAST FIVE YEARS..........................................15
DESCRIPTION OF BUSINESS......................................................15
   Our Background............................................................15
   Our Software..............................................................16
   Industry Background.......................................................16
   Product and Services......................................................16
   Future Products...........................................................18
   Market Segmentation and Sales Strategy....................................18
   Marketing Strategy........................................................18
   Pricing Strategy..........................................................19
   Competitive Environment...................................................19
   Employees.................................................................20
   Property..................................................................20
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATION...........................................20
   For The 15 Day Period Ended January 15, 2002..............................21
   For The Year Ended December 31, 2001 Compared To December 31, 2000........21

DESCRIPTION OF PROPERTY......................................................22
CERTAIN RELATIONSHIPS AND TRANSACTION WITH MANAGEMENT AND OTHERS ............22
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.....................23
   Reports To Security Holders...............................................23
   Penny Stock Regulation....................................................23
EXECUTIVE COMPENSATION.......................................................24
   Employment Contracts......................................................24
   Stock Option Plan.........................................................24
FINANCIAL STATEMENTS.........................................................25
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
ACCOUNTING FINANCIAL DISCLOSURES.............................................37
LEGAL MATTERS................................................................37
EXPERTS......................................................................37
ADDITIONAL INFORMATION.......................................................37
INFORMATION NOT REQUIRED IN PROSPECTUS.......................................37
   Indemnification of Directors and Officers.................................37
   Other Expenses of Issuance and Distribution...............................37
   Recent Sales of Unregistered Securities...................................38
   Exhibits..................................................................38
   Undertakings..............................................................39

Outside Back Cover Page

Dealer Prospectus Deliver Obligation

Until ____________, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

Our business:

We are a development stage company and were incorporated in Colorado on August 23, 2000, and our executive offices are located at 2 N. Cascade Avenue, Suite 1100, Colorado Springs, Colorado, 80903. Our telephone number is (719) 338-7743.

We are engaged in the business of designing and selling custom software packages for the institutional financial community. In August 2000, we secured a five-year exclusive license of a software system from Europa Global, Inc., or Europa, in exchange for 2,000,000 shares of common stock as an upfront payment for the five-year exclusive license of the software system. We have the right of first refusal to renew the license or acquire the technology after the five-year period is over. Europa initially developed the software system before licensing it to us, where we continued development of the software under the name Datalus.

Datalus is web-based software for fund managers that we believe offers fund managers three critical value propositions: lower overhead, computation and tracking, and security/control. First, we believe that Datalus will be able to significantly reduce overhead by generating statements instantly as opposed to paying accountants for one to two months. We expect that the system is able to compute the statements and calculate the assets, along with redemptions and any compensation to sponsors and/or agents. We anticipate that our web-based software also will provide customers on-line access to their accounts 24 hours, seven days a week. Lastly, we believe that the software has numerous security features built into it. Therefore, we expect that our software will enable fund managers to outsource their entire client side management to anyone in the world who has Internet access while sill maintaining control and security.

We successfully tested Datalus in a Beta version, and began development of the Alpha version thereafter. On December 15, 2001 our first customer, Barrington Gap, Inc., agreed to a 10-month contract worth $75,000 and has begun utilizing the software. Parts of the web-based software package, such as the contact database management system, have already been in use for several months by potential customers who are testing the system's capabilities. To date, the software has received what we believe to be favorable reviews by several international fund managers and US based companies. We have also received inquiries from a US$110 million fund out of Hong Kong as well as from a Canadian branch of Pricewaterhouse Coopers, or PWC. We cannot guarantee that these inquiries will result in any future revenues.

Number of shares being offered:

The selling shareholders want to sell 4,550,000 shares of our common stock. These shares were acquired by the selling shareholders in private placement transactions, which were exempt from the registration and prospectus delivery requirements of the Securities Act of 1933. The selling shareholders will sell their shares at $0.10 per share until our shares are quoted on the OTC Bulletin Board, or any exchange in which our shares may be listed, and thereafter at prevailing market prices or privately negotiated prices.

Number of shares outstanding:

There are 9,550,000 shares of our common stock issued and outstanding. We have no other securities issued.

Estimated use of proceeds:

We will not receive any of the proceeds of any sales of shares by the selling shareholders.

Summary Financial Data. The summary financial information set forth below is derived from the more detailed financial statements appearing elsewhere in this Form SB-2. We have prepared our financial statements contained in this Form SB-2 in accordance with generally accepted accounting principles in the United States. All information should be considered in conjunction with our financial statements and the notes contained elsewhere in this Form SB-2.

                                  BALANCE SHEET

                                January 15, 2002           December 31, 2001
                                   $                          $
Current Assets                            44,178                           0
License Rights                            31,000                           0
Total Assets                              75,178                      31,333
Current Liabilities                        4,100                         100
Total Shareholders Equity                 71,078                      31,233

                             STATEMENT OF OPERATIONS

                             For the 15 Days Ended          For the Year Ended
                                 January 15, 2002           December 31, 2001
                                   $                           $
        Revenues                          3,750                           0
        Total Expenses                   11,480                     191,000
        Net Loss                        (7,730)                   (191,000)
        Loss per share                   (0.00)                      (0.02)

                                  RISK FACTORS

This offering involves a high degree of risk. You should only purchase our securities if you can afford to lose your entire investment. You should carefully consider the risks and uncertainties described below and the other information in this prospectus before deciding whether to invest in shares of our common stock. Any of the following risks could either reduce our ability to generate revenues, or cause the trading price of our common stock to decline.


Risks Related To Our Business:
------------------------------

We are a new company with losses since our formation and we anticipate that we will lose money in the foreseeable future. Therefore, we may not be able to achieve profitable operations.

We were formed on August 23, 2000 and have a limited operating history. Our losses since inception are $333,497 as of January 15, 2002. We expect to encounter difficulties as an early stage company in the rapidly evolving online commerce. Our business strategy is unproven, and we may not be successful in addressing early stage challenges, such as establishing our position in the market and expanding our online presence and capabilities. To implement our business plan, we must increase our marketing initiatives and identify and enter into additional strategic relationships.

Our prospects must be considered speculative, considering the risks, expenses, and difficulties frequently encountered in the establishment of a new business, specifically the risks inherent in developmental stage companies. We expect to continue to incur significant operating and capital expenditures and, as a result, we expect significant net losses in the future. We will need to generate significant revenues to achieve and maintain profitability. We may not be able to achieve profitable operations.

We will need to establish, protect, and promote our product name to operate profitably.

We use the product name "Datalus" in connection with our software and plan to use it in connection with our proposed marketing strategy. Our product name is not registered with the United States Patent and Trademark Office or any state trademark office. Further, we have not developed a specific trademark to serve as a source identifier for our product. We believe our trademark will be important to our ability to create and sustain demand for our services, our proposed website, and future offerings of advertising space on our proposed website or other marketing strategies. Although our operations have not been restricted as a result of any trademark disputes, significant obstacles may arise if we develop a trademark and expand our business into new geographic markets. In addition, it may be determined that a trademark we develop violates the proprietary rights of others.

We anticipate that we will depend heavily upon advertising and strategic relationships to generate sales. Therefore, we may not generate revenues if we do not fund advertising and develop those strategic relationships.

We will attempt to develop strategic relationships with companies and individuals who are investment advisers and fund managers, as well as companies that serve our proposed customer base, such as publications which target individuals who are investment fund managers and registered investment advisers. Those relationships may include co-marketing arrangements with such companies. We anticipate that we will rely on advertising and those strategic relationships that we develop to attract customers to our website. We intend to spend resources on our advertising and marketing to promote our Datalus software through the Internet, television advertising and through hosting live informational presentations. Our proposed advertising and any strategic relationships that we develop may not attract a significant number of customers or generate a substantial amount of sales.

We face intense competition, which could hinder our ability to maintain or increase sales of our software.

The market for hedge fund administration and similar software is intensely competitive and we face direct competition from several traditional methods of tracking investments and calculating the value of customer accounts. Some of these competitors are

    o    Princeton Financial Systems' PAM Family of Investment Management
         Systems
    o    Analytx.com's Venture Complete
    o    Phoenix FUNDS Package
    o    LatentZero's Sentinel Financial Software

Because technological barriers to entry into the software development market are extremely low, additional competitors may enter our market. As a result, we must provide our users with value added services by creating service products that are quality-orientated, innovative and cost-effective. We must also educate prospective users as to the advantage of our products and services relative to those offered by our competitors. In order to remain competitive, we may have to provide certain products or services free of charge and we may be unable to generate significant revenue with our premium product offerings. We also face indirect competition from traditional accounting firms who provide similar services.

Most of our competitors have significantly greater resources than we do. If we cannot compete effectively we may not be able to increase revenue, or achieve or sustain profitability.

Our principal competitors may enhance their products or develop separate services that include functions that are provided by our software. Many of our current and potential competitors enjoy substantial competitive advantages, such as:

    o    greater name recognition;
    o    larger marketing budgets and resources;
    o    established marketing relationships;
    o    access to larger customer bases; and
    o    substantially greater financial, technical and other resources.

As a result, they may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards or customer requirements. For all of the foregoing reasons, we may not be able to compete successfully against our current and future competitors.

Our success depends on the continued growth and acceptance of the Internet.

Our success depends on the continued growth of the Internet as a viable commercial medium for our target market. Our future revenues substantially depend upon the widespread acceptance of the Internet as an effective medium of commerce by users in our target market. We cannot predict the extent to which Internet users will shift their habits from traditional to online information management tools. If investment advisers and fund managers are unwilling to use the Internet to manage account information using our software product, our business will fail. It is possible that the Internet may not become a viable long-term commercial medium of this sort due to the potentially inadequate development of the necessary network infrastructure, the delayed development of enabling technologies and performance improvements. The commercial acceptance and use of the Internet may not continue to develop at historical rates, or may not develop as quickly as we expect. In addition, concerns over security and privacy may inhibit the growth of the Internet.

The target market for our product may not use the Internet for a number of reasons, including:

    o    internet access costs;
    o    perceived security risks;
    o    legal issues;
    o    inconsistent service quality; and
    o    unavailability of cost-effective, high-speed service.

The Internet could also lose its viability as a commercial medium due to delays in the development or adoption of new standards and protocols to handle increased demands of Internet activity, security, reliability, cost, ease-of-use, accessibility and quality-of-service. In addition, federal, state and foreign agencies have begun to increasingly regulate the Internet and Internet commerce. Any regulation imposing fees for Internet use could result in a decline in Internet usage and slow the acceptance of the Internet. The demand for our software could be significantly reduced if the Internet does not continue to become a widespread communications medium and commercial platform.

We may be unable to respond to rapid changes in the online commerce industry, which would cause our revenues to decline.

Online commerce has been characterized by rapid technological change, evolving industry standards, changes in user and customer requirements and preferences, frequent new product and service introductions embodying new technologies and the emergence of new industry standards and practices that could render our software, technology and systems obsolete. We must obtain licensed technologies that are useful in our business, enhance our existing software, develop new software and technologies that address sophisticated and varied user needs, respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis and address evolving user preferences. We may experience difficulties that delay or prevent our being able to respond to these changes.

The systems we develop may be vulnerable to physical or electronic break-ins and service disruptions, which could lead to interruptions, delays, loss of data or the inability to process user requests. Additionally, we cannot guaranty that advances in computer and cryptography capabilities or other developments will not result in a compromise of our software or other encryption technology. If any such compromise of our security were to occur, it could be very expensive to cure, could damage our reputation and could discourage potential users and corporate partners from using or promoting our services. The systems we develop may also be affected by outages, delays and other difficulties due to system failures of Internet service providers, online service providers and other website operators that control access to the Internet. Any such events could substantially harm our business.

Increased government regulation of the Internet may reduce our future earnings.

Our proposed use of the Internet to market our product is not directly regulated by any governmental agency, other than through regulations applicable to businesses generally. However, due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet regarding, among other things, the following issues:

    o    taxation of consumer transactions;
    o    advertising;
    o    user privacy;
    o    unsolicited marketing;
    o    pricing;

    o    quality of products and services;
    o    intellectual property;
    o    information security; and
    o    anti-competitive practices.

The adoption of laws or regulations covering these issues may decrease the growth of Internet commerce. Such laws could decrease the demand for our products and services, increase our cost of doing business, or reduce our operating results or harm our financial condition. Moreover, the applicability to the Internet of existing laws governing issues including intellectual property ownership, libel and personal privacy is uncertain. If these existing laws were to be applied to the Internet, our business may be harmed.

Our auditors have described our ability to continue operations as a "going concern." Investors may lose all of their investment if we are unable to continue operations.

We hope to obtain revenues from future product sales, but there is no commitment by any person for purchase of our products. In the absence of significant sales and profits, we may seek to raise additional funds to meet our working capital needs principally through the additional sales of our securities. However, we cannot guaranty that we will be able to obtain sufficient additional funds when needed, or that such funds, if available, will be obtainable on terms satisfactory to us. As a result, our auditors believe that substantial doubt exists about our ability to continue operations.

We are targeting international markets for a significant percentage of sales, which may subject us to a number of risks beyond our control.

Since most hedge funds are located in jurisdictions outside the United States, many of our targeted customers are not located in the United States. Having international sales exposes us to a number of risks beyond our control. In addition, there can be no assurance that we will be able to develop, maintain or increase international market demand for our software product and administration services. This international sales focus involves a number of risks, including:

    o    the impact of possible recessionary environments in foreign economies;
    o    political and economic instability;
    o    exchange rate fluctuations;
    o    increased sales and marketing expense;
    o    unexpected changes in regulatory requirements;
    o    tariffs and other trade barriers;
    o    seasonal reduction in business activities;
    o    complex foreign laws and treaties; and
    o    potentially adverse tax consequences.

Currency exchange fluctuations could reduce our sales denominated in U.S. currency as a decrease in the value of foreign currencies relative to the U.S. dollar could make our pricing more expensive than, or non-competitive with, products and services priced in local currencies. While we have started generating revenues and they have been in U.S. dollars to date, should we generate revenues in the future we cannot predict that they will always be in U.S. dollars. If this is the case, we cannot predict the effect of exchange rate fluctuations with respect to any such sales or on future operating results. To the extent we implement hedging activities in the future with respect to foreign currency transactions, there can be no assurance that we will be successful in such hedging activities.

Some of our agreements may be governed by the laws of foreign countries and may be difficult for us to enforce.

Certain of our customer agreements would be governed by foreign laws, which may differ significantly from U.S. laws. Because of this, we may be limited in our ability to enforce our rights under such agreements and to collect amounts owed to us should any customer refuse to pay such amounts.

Risks Related To the Offering
-----------------------------

Our officers, directors and principal shareholders own approximately 52.36% of our outstanding shares of common stock, allowing these shareholders control matters requiring approval of our shareholders.

Our officers, directors and principal shareholders, taken as a group, own approximately 52.36% of our outstanding shares of common stock. Such concentrated control of the company may adversely affect the price of our common stock. In addition, our officers, directors and principal shareholders will be able to control matters requiring approval by our shareholders, including the election of directors. Moreover, our officers, directors and principal shareholders may have different interests from those interests of unaffiliated shareholders. Due to the overwhelming control by those principal shareholders, we may reject business combinations or change of control attempts that benefit the unaffiliated shareholders. Such concentrated control may also make it difficult for our shareholders to receive a premium for their shares of our common stock in the event we merge with a third party or enter into different transactions which require shareholder approval.

We lack a public market for shares of our common stock, which may make it difficult for investors to sell their shares.

There is no public market for shares of our common stock. An active public market may not develop or be sustained. Therefore, investors may not be able to find purchasers for their shares of our common stock. Should there develop a significant market for our shares, the market price for those shares may be significantly affected by such factors as our financial results and introduction of new services. Factors such as announcements of new or enhanced products by us or our competitors and quarter-to-quarter variations in our results of operations, as well as market conditions in our sector may have a significant impact on the market price of our shares. Moreover, the stock market has experienced extreme volatility that has particularly affected the market prices of stock of many companies and that often has been unrelated or disproportionate to the operating performance of those companies.

Because we will be subject to the "penny stock" rules, the level of trading activity in our stock may be reduced, which may make it difficult for investors in our common stock to sell their shares.

Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks, like shares of our common stock, generally are equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on Nasdaq. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, broker-dealers who sell these securities to persons other than established customers and "accredited investors" must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

                           FORWARD LOOKING STATEMENTS

This prospectus includes forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements under the captions "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus. You should not rely on these forward-looking statements, which apply only as of the date of this prospectus. These statements refer to our future plans, objectives, expectations and intentions. We use words such as "believe," "anticipate," "expect," "will," "intend," "estimate" and similar expressions to identify forward-looking statements. This prospectus also contains forward-looking statements attributed to third parties relating to their estimates regarding the growth of certain markets. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could contribute to these differences include those discussed in the preceding pages and elsewhere in this prospectus.

                                 USE OF PROCEEDS

We will not receive any of the proceeds from the sale of any shares by the selling shareholders.


                         DETERMINATION OF OFFERING PRICE

Our common stock is presently not traded on any market or securities exchange. The selling shareholders will sell their shares at $0.10 per share until our shares are quoted on the OTC Bulletin Board, or any exchange in which our shares may be listed, and thereafter at prevailing market prices or privately negotiated prices.


                                    DILUTION

The shares offered by sale by the selling shareholders are already outstanding and, therefore, do not contribute to dilution.

                              SELLING SHAREHOLDERS

The following table sets forth certain information with respect to the ownership of our common stock by selling shareholders as of February 19, 2002. Unless otherwise indicated, none of the selling shareholders has or had a position, office or other material relationship with us within the past three years. To our knowledge, none of the selling shareholders are broker-dealers or affiliates of broker-dealers.

                         Ownership of Shares                 Ownership of Shares
                         of Common Stock       Number of     of Common Stock
                         Prior to Offering     Shares        After Offering(1)
Selling Shareholder      Shares       Percent  Offered Herby Shares  Percentage
------------------------------------------------------------------------------
Art Scotland                60,000    0.63%      60,000       0         0
Brent T. Madison            10,000    0.10%      10,000       0         0
Camilla Edblem              60,000    0.63%      60,000       0         0
Carole Madison              10,000    0.10%      10,000       0         0
Darren Woosley              20,000    0.21%      20,000       0         0
David A. Goller             20,000    0.21%      20,000       0         0
David Lirette               20,000    0.21%      20,000       0         0
Dennis Davis                40,000    0.42%      40,000       0         0
Derek Bannister             20,000    0.21%      20,000       0         0
Gary Killian                20,000    0.21%      20,000       0         0
George McDaniel             20,000    0.21%      20,000       0         0
Jeff Neal                   20,000    0.21%      20,000       0         0
Kerri Wolcott               60,000    0.63%      60,000       0         0
Joshua Wolcott              60,000    0.63%      60,000       0         0
Kim Arel                    20,000    0.21%      20,000       0         0
Marcy Richfield             20,000    0.21%      20,000       0         0
Nolen G. Brown              20,000    0.21%      20,000       0         0
Pamela Parris               20,000    0.21%      20,000       0         0
Peter Contreras             20,000    0.21%      20,000       0         0
Phillip W. Kilgore          40,000    0.42%      40,000       0         0
Richard Estrada             20,000    0.21%      20,000       0         0
Rosiland McDaniel           20,000    0.21%      20,000       0         0
Ruben Garduno               20,000    0.21%      20,000       0         0
Sarah McDaniel              20,000    0.21%      20,000       0         0
Steve Goller                20,000    0.21%      20,000       0         0
Steve Wernli                20,000    0.21%      20,000       0         0
Susan Scotland              60,000    0.63%      60,000       0         0
Terry Madison               20,000    0.21%      20,000       0         0
Troy D Lynette              20,000    0.21%      20,000       0         0
Europa Global            2,000,000   20.94%   2,000,000       0         0
Ernesto Angel              625,000    6.54%     625,000       0         0

Jesus Gomez Romero         550,000    5.76%     550,000       0         0
Elektra Marketing          475,000    4.97%     475,000       0         0
MC Law Group (2)           100,000    1.05%     100,000       0         0


1) Assumes that all shares are sold pursuant to this offering and that no other shares of common stock are acquired or disposed of by the selling shareholders prior to the termination of this offering. Because the selling shareholders may sell all, some or none of their shares or may acquire or dispose of other shares of common stock, no reliable estimate can be made of the aggregate number of shares that will be sold pursuant to this offering or the number or percentage of shares of common stock that each shareholder will own upon completion of this offering.
2) MC Law Group is our legal counsel and received the shares as compensation for prior services rendered that were unrelated to this offering.


                              PLAN OF DISTRIBUTION

The selling shareholders will sell their shares at $0.10 per share until our shares are quoted on the OTC Bulletin Board, or any exchange in which our shares may be listed, and thereafter at prevailing market prices or privately negotiated prices. The shares may be sold directly or through brokers or dealers. The methods by which the shares may be sold include:

    o purchases by a broker or dealer as principal and resale by such broker or dealer for its account;
    o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and
    o    privately negotiated transactions.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and complied with.

Brokers and dealers engaged by selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from selling shareholders, or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser, in amounts to be negotiated. Broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for a selling shareholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to such selling shareholder. Broker-dealers who acquire shares as principal may resell those shares from time to time in the over-the-counter market or otherwise at prices and on terms then prevailing or then related to the then-current market price or in negotiated transactions and, in connection with such resales, may receive or pay commissions.

We will pay the expenses for the registration of these shares, but will not pay commissions and discounts, if any, of underwriters, broker-dealers or agents, or counsel fees or other expenses of the selling shareholders.

We have advised the selling shareholders that while they are engaged in a distribution of the shares included in this prospectus they are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the selling shareholders, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases make in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares registered by means of this Registration Statement.

                                LEGAL PROCEEDINGS

As of the date of this prospectus, we are not involved in any litigation nor has any material litigation been threatened against us.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Executive Officers and Directors.

Our directors and principal executive officers are as specified on the following table:

================= ============= ===============================================
Name                   Age      Position
----------------- ------------- -----------------------------------------------
Eric Majors             32      chief  executive   officer,   chief  financial
                                officer and chairman of the board
----------------- ------------- -----------------------------------------------
Rodney Ramsay           34      president and a director
----------------- ------------- -----------------------------------------------
Nathan Enger            31      vice president and a director
================= ============= ===============================================

Eric Majors, Chairman, Chief Executive Officer and Chief Financial Officer. Prior to founding the Company in 2000, Mr. Majors ran Force Financial Systems Group, a registered investment advising firm, as a sole proprietor since 1996 while he contracted engineering services. Mr. Major's employment history includes, Senior Design Engineer, MCI WorldCom; Design Engineer, Ford Microelectronics; Design Engineer, Catalina Research, and Software Engineer for Stanford Telecom. As an engineer, Mr. Majors has extensive experience in computer chip design, software development and Internet based technologies. Mr. Majors is also a Registered Financial Advisor and, as such, serves as an individual and corporate consultant in the field of financial investments, fund management, international investments and financial trading models. Mr. Majors received his Bachelors of Science Degree in Electrical Engineering from the University of Colorado with an emphasis in Computer Science. Mr. Majors is a part time member of the teacher's faculty of Denver Technical College (DeVry, Inc.) and serves as an instructor of the C/C++ course series from beginner through advanced. Mr. Majors is not an officer or director of any reporting company.

Rodney Ramsay, President. Mr. Ramsay has served as our President since inception and brings a broad depth of experience in electrical engineering. Before Maximum Dynamics, Mr. Ramsay worked at Intel Corporation in the Wireless Computing Communication Group as a CAD engineer. From 1993-2001, he was responsible for design synthesis and annotation flows as well as library characterization and model generation. Before Intel Corporation, Mr. Ramsay worked for United Technologies as a cad-engineer, where he maintained design kits for the UTMC radiation hardened gate array process. Mr. Ramsay has a B.S. degree in electrical engineering from the University of Colorado, Colorado Springs. He is also trained in Synopsys ACE and has expert level experience with C, C++, Perl, Java, JavaScript, Make, Shell Programming, RCS, CVS, and Emacs. Mr. Ramsay is not an officer or director of any reporting company.

Nathan Enger, Vice President. Mr. Enger has served as our Vice President since inception and brings a broad depth of experience in electrical engineering and global markets. Before Maximum Dynamics, Mr. Enger worked at Intel Corporation in the Wireless Computing Communication Group Nathan Enger, where he worked on a team that developed wireless communications chip sets for global markets. From 1994 to 1999, he was a mixed-signal circuit design engineer for Ford Microelectronics in Colorado Springs, Colorado. Mr. Enger has a B.S. degree in electrical engineering from the University of Colorado, Colorado Springs and a M.S. degree in electrical engineering from the Colorado Technical University. Mr. Enger is not an officer or director of any reporting company.

All directors hold office until the next meeting of shareholders or until their successors are elected and have qualified. Our executive officers serve at the discretion of the board of Directors.

There is no family relationship between any of our officers and directors. There are no orders, judgments, or decrees of any governmental agency or administrator, or of any court of competent jurisdiction, revoking or suspending for cause of any license, permit or other authority to engage in the securities business or in the sale of a particular security or temporarily or permanently restraining any of our officers or directors from engaging in or continuing any conduct, practice or employment in connection with the purchase or sale of securities, or convicting such person of any felony or misdemeanor involving a security, or any aspect of the securities business or of theft or any felony, nor are any of the officers or directors of any corporation or entity affiliated with us so enjoined.

            SECURITY OWNERSHIP OF BENEFICIAL OWNERSHIP AND MANAGEMENT

The following table sets forth certain information as of February 19, 2002 with respect to the beneficial ownership of our common stock by all persons known by us to be beneficial owners of more than 5% of its outstanding shares of its common stock, and by directors who own common stock, and all officers and directors as a group:

========================== =============================== ============================== ============================
Title of Class                  Name and Address of            Amount and Nature of            Percent of Class
                        Beneficial Owner Beneficial Owner
-------------------------- ------------------------------- ------------------------------ ----------------------------
                           Eric Majors                          2,500,000 shares
Common Stock               P.O. Box 7812                     chief executive officer,               26.18%
                           Colorado Springs, CO 80933        chief financial officer,
                                                                     director
-------------------------- ------------------------------- ------------------------------ ----------------------------
                           Rodney Ramsay
Common Stock               1437 N. Nevada Ave., #3               1,500,000 shares                   15.71%
                           Colorado Springs, CO  80907          president, director
-------------------------- ------------------------------- ------------------------------ ----------------------------
                           Nathan Enger
Common Stock               8416 Old Exchange Drive               1,000,000 shares                   10.47%
                           Colorado Springs, CO 80920        vice president, director
-------------------------- ------------------------------- ------------------------------ ----------------------------
                           Europa Global, Inc.
Common Stock               102 S. Tejon Street, Ste 1100         2,000,000 shares                   20.94%
                           Colorado Springs, CO  80903
-------------------------- ------------------------------- ------------------------------ ----------------------------
                           Ernesto Angel
Common Stock               12549 McKenzie Ct.                     625,000 shares                     6.54%
                           Colorado Springs, CO 80020
-------------------------- ------------------------------- ------------------------------ ----------------------------
                           Jesus Romero
Common Stock               621 W. Colorado Ave.                   550,000 shares                     5.76%
                           Colorado Springs, CO 80905
-------------------------- ------------------------------- ------------------------------ ----------------------------
Common Stock               All Officers & Directors              5,000,000 shares                   52.36%
                           as a group
========================== =============================== ============================== ============================

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. In accordance with Securities and Exchange Commission rules, shares of our common stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days of the date of the table are deemed beneficially owned by the optionees. Subject to community property laws, where applicable, the persons or entities named in the table above has sole voting and investment power with respect to all shares of our common stock indicated as beneficially owned by them.

Changes in control. Our management is not aware of any arrangement which may result in "changes in control."

                            DESCRIPTION OF SECURITIES

Common Stock. We are authorized to issue 20,000,000 shares of common stock no par value. There are 9,550,000 shares of our common stock issued and outstanding as of February 19, 2002. The holders of shares of common stock:

    o have equal ratable rights to dividends on funds legally available therefore, when, as and if declared by the our Board of Directors;
    o are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
    o do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions applicable thereto; and
    o are entitled to one non-cumulative vote per share on all matters which stock holders may vote on at all meetings of stockholders.

The holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose. In such event, the holders of the remaining shares will not be able to elect any of our directors.

Dividend Policy. We have never declared or paid a cash dividend on our capital stock. We do not expect to pay cash dividends on our common stock for the foreseeable future. We currently intend to retain our earnings, if any, for use in our business. Any dividends declared in the future will be at the discretion of our Board of Directors and subject to any restrictions that may be imposed by our lenders.

Cash dividends are at the sole discretion of our Board of Directors. In the event of our liquidation, dissolution, or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities, and after provision has been made for each class of stock, if any, having any preference in relation to our common stock.

Preferred Stock. We are authorized to issue 5,000,000 shares of no par value preferred stock. There are no shares of our preferred stock which are issued and outstanding as of February 19, 2002. We have not designated any rights and preferences of our preferred stock.

The Articles of Incorporation require the approval of the holders of a majority of our voting securities for the election of directors and for certain fundamental corporate actions, such as mergers and sales of substantial assets, or for an amendment to the Articles of Incorporation. There is no provision in our Articles of Incorporation or Bylaws that would delay, defer or prevent a change in our control.


                      INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or our counsel was hired on a contingent basis, or will receive a direct or indirect interest in us, or was a promoter, underwriter, voting trustee, director, officer, or employee of the company, at any time prior to the filing of this Registration Statement, except for the following:

In December 2001, MC Law Group was issued 100,000 shares in exchange for legal services provided valued at $5,000. MC Law Group is a selling shareholder.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation and Bylaws provide that we will indemnify the Managers against certain liabilities as provided under the laws of the State of Colorado. The availability of such indemnification could affect the actions of the Managers with respect to the interests of other Shareholders.

We have indemnified all our officers, directors and controlling persons against all liabilities from the sale of securities which might arise under the Securities Act of 1933 other than as stated under Colorado law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to such persons pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                       ORGANIZATION WITHIN LAST FIVE YEARS

Transactions with Promoters. In August 2000, Eric Majors was issued 2,500,000 shares of our common stock in exchange for his services as our promoter. The value of services performed by Mr. Majors was approximately $50,000. Also, in August 2000, Rodney Ramsey was issued 1,500,000 shares of our common stock in exchange for his services as our promoter. The value of services performed by Mr. Ramsey was approximately $30,000. In August 2000, Nathan Enger was issued 1,000,000 shares of our common stock in exchange for his services as our promoter. The value of services performed by Mr. Enger was approximately $20,000.

                             DESCRIPTION OF BUSINESS

Our Background. Maximum Dynamics, Inc. was incorporated on August 23, 2000 in Colorado. In August 2000, we secured a five-year exclusive license of a software system from Europa Global, Inc., or Europa, in exchange for 2,000,000 shares of Common Stock as an upfront payment for the five-year exclusive license of the software system. We have the right of first refusal to renew the license or acquire the technology after the five-year period is over. Europa initially developed the software system before licensing it to us, where we continued development of the software under the name Datalus.

Our Software. Datalus is web-based software for fund managers that we believe offers fund managers three critical value propositions: lower overhead, computation and tracking, and security/control. First, we believe that Datalus will significantly reduce overhead by generating statements instantly as opposed to paying accountants for generating statements for one to two months at a time. We believe that the system has the capability to compute the statements and calculate the assets, along with redemptions and any compensation to sponsors and/or agents. We believe our web-based software will also provide our customers on-line access to their accounts 24 hours, seven days a week. Lastly, the software has numerous security features built into it. Therefore, we expect that use of our software will enable fund managers to outsource their entire client side management to anyone in the world who has Internet access while sill maintaining control and security.

We have already successfully tested Datalus in a Beta version, and began development of the Alpha version shortly thereafter. On December 15, 2001, our first customer, Barrington Gap, Inc., agreed to a 10-month contract worth $75,000 and has begun utilizing the software. We estimate that parts of the web-based software package, such as the contact database management system, have already been in use for several months by potential customers who are testing the system's capabilities. To date, the software has received what we believe to be favorable reviews by several international fund managers and US-based companies, including Force Financial Systems Group, Inc., Quantum Financial Advisors, Inc., and INFe.com, Inc. We have also received inquiries from a US$110 million fund out of Hong Kong, as well as from a Canadian branch of Pricewaterhouse Coopers, or PWC.

Industry Background. The International Data Corporation (IDC) has determined that in 1998 over 1,100 US financial institutions were providing online banking. In 2003, IDC predicts that over 15,000 US institutions, or 87% of financial institutions in the US, will be serving their customers through online banking. According to IDC, the number of U.S. households banking online will skyrocket to
22.8 million in 2004. We believe that as this large banking consumer base moves online, there will be a need for banks, brokerage firms and other financial services companies to provide online banking capabilities for their customers. As a consequence, we believe that the investment industry will become increasingly competitive, in that many independent investment advisors and independent accounting service companies will need to adapt to these changes in service offerings. We also believe that many independent investment advisors and accounting companies have been forced to rely on larger firms that offer Internet and software service capabilities that smaller firms simply cannot afford to develop.

For example, we believe that large brokerage firms such as Charles Schwab, Fidelity, TD Waterhouse and others offer back office support to independent investment advisors. With no other viable alternatives, we believe that these advisors and other fund managers must work then with these companies, who in turn typically utilize this leverage to control point of sales and commission payments. If independent investment advisors or their clients do not wish to use these brokerage firms, then we estimate that these investment advisors have no alternative form of customer service software competitive with the capabilities of the software used by these major brokerage firms.

Similarly, we believe that fund managers and accountants must rely on ever increasingly inefficient accounting firms to produce statements for customers. We believe that many of these major accounting firms are still using outdated spreadsheet programs to calculate redemptions and generate customer statements, and that the cost to compute these statements using these older methodologies is extremely expensive.

We believe that there are several critical problems facing most managers of small to medium size funds ($10 million to $250 million):

    1. The complexity of regulations covering funds results in an expensive, time consuming process required to generate periodic customer statements
    2. Inadequate security caused by having to outsource some aspects of account management can result in:
         a.   Theft concealed by the complexity of data
         b.   Lack of control over account activity and transactions
         c.   Not being able to outsource "client side" support
    3. Having to depend on larger financial institutions with their own back office support programs.

Product and Services. We believe that Datalus offers small and medium size fund managers a software program that solves these problems, because our software features lower overhead, computation and tracking of both customer accounts and commissions or compensation arrangements, and enhanced security because the manager retains control of the account.

We believe that Datalus will significantly reduce overhead by generating statements instantly as opposed to paying accountants to perform the same function, a process that often takes several weeks. We believe that because Datalus can easily compute statements and calculate assets, along with redemptions and any compensation to sponsors and/or agents, fund managers can then take these statements to auditors to verify the information, as opposed to having auditors compute all the calculations themselves. We estimate that in some cases, this cost savings could be as much as 2% to 3% on funds under management.

Because asset management reports are generated, we believe that Datalus will allow fund managers to easily calculate how much of the redemptions should be allowed, thereby giving the manager a tool to plan the liquidity of the fund in each period. With other software programs, we believe that fund managers must manually calculate various scenarios in order to determine an appropriate plan of liquidity for the fund, a process that is very laborious and time consuming. As a result, we believe that most fund managers currently make a best efforts, calculated guess as to the plan of liquidity of the fund. With improved liquidity planning, we hope that fund managers can better deploy the capital they are managing.

We expect that another cost saving feature of Datalus is the client interfacing that allows a fund manager to scale back on customer support costs. We believe that customers will be able to have on-line access to their accounts 24 hours, seven days a week. As a result, we expect that the number of customer service calls to perform functions such as address changes can be significantly reduced. Additionally, we believe the software will allow customer statements to be sent out through an auto-fax or auto-email feature. In addition, we believe that Datalus will allow payments to be made to clients instantaneously in any part of the world through on-line payment services

Also, because Datalus is set up, maintained and upgraded automatically by our engineers, we believe that fund managers will be able to eliminate this cost from their budgets.

We also believe that Datalus' numerous security features will allow fund managers to outsource their entire client side management over the Internet, while still maintaining control and security. For example, there are seven levels of hierarchical administrative and user access along with passwords that we believe will provide overall security. On a micro-level, all transactions are recorded and stored showing who made the transaction and the date on which it was enacted, helping to keep third party administrators from conducting fraud or compromising the integrity of the fund. By generating transaction reports, we believe that Datalus will facilitate the detection of fraudulent activities by administrators, fund managers, contractors and employees. In addition, we anticipate because the database of each fund is backed up on a daily basis and provided to the fund manager, leaving control of the data in the hands of the fund manager. We expect that all of our Internet sessions will use Secure Socket Link (SSL) and Secure Tunneling technology to encrypt the entire exchange of information between our clients' Internet browsers and the fund's server.

We believe that another attractive feature of Datalus will be the various levels of access to the administrative account views that fund managers can control, from read only to read/write to specific individual parties. We expect that our system will allows for various levels of users, including clients and administrators, to access the system with the appropriate restrictions based on their needs, while also keeping a record of everyone who changes any data contained in the database.

The software provides individual control by allowing a fund manager's customers to change data on-line and request or receive files and other information about their accounts. Having access to their accounts enables a fund manager's clients to monitor their own accounts, providing credibility to the fund manager and allowing the client to see the status of their investments as needed.

On another level, we believe that Datalus will allow agents to monitor the clients they have brought into the fund and their accounts to make sure they receive appropriate credit and payment. For managers that have multiple compensation options for sales representatives and agents, we expect that Datalus is capable of handling virtually any computation of compensation or commissions, and enable fund managers, agents, sponsors and administrators to send and post files and messages for clients or agents.

We believe that Datalus is an appealing software because it is independent and scalable, enabling fund managers to become truly independent in a cost effective manner, no matter how large their fund grows, and that even fund managers of smaller funds with fewer resources can have the same advantages previously available only to larger funds that could afford customized software solutions.

We also believe that the Internet-based aspect of Datalus offers users instant worldwide access through Secure Socket Internet and Secure Tunneling sessions using any Internet browser. We believe that this feature is especially important because it allows fund managers to keep fund records on Internet Servers anywhere in the world to meet the legal and jurisdictional requirements of record keeping. Not only does this offer fund managers the ability to connect all of their offices around the world, but also their clients through the use of the system over the Internet.

Because of Datalus' customizable features, we expect that our customers will not need to install any special software on their computers. For example, we believe that many versions of the same software can be in use simultaneously and our design allows for easy integration with charting and other analysis tools. We expect that Datalus can be deployed onto servers anywhere in the world, and our software can be customized for the specific business rules of virtually any client. We maintain the system and perform the upgrades at no additional cost to the client, which we believe is often not the case with other software systems.

We believe that another attractive feature of our software is the web-based contact management system useful to other client-related businesses that need a client tracking system. We believe this system has several useful features that add to Datalus' overall utility:

    o fund managers can post comments and enter action items for specific accounts;
    o    electronic files can be uploaded and stored in customer accounts;
    o    messages can be sent to and from individuals with access to a file; and
    o    confidential comments can be posted to any account.

Future Products. At the current time, we do not anticipate developing other software products or service offerings, nor do we have plans to do so. There can be no assurance that we will be able to successfully develop future products or service offerings.

Market Segmentation and Sales Strategy. We believe that the accounting software applications segment of the financial industry is highly fragmented and is being redefined as the Internet emerges as a major vehicle for client tracking. In our estimation, those who require accounting services and software include the following:

    1. Fund Managers. Managers and clients of small hedge funds and larger mutual funds can now have the same client tracking systems at a substantially reduced cost.
    2. Accounting firms. Most accounting firms are still using dated and time-consuming technology and have no software development resources.
    3. Investment Managers. The software is ideal for independent investment advisors that travel frequently and must stay in touch with clients. As long as there is a computer with access to the Internet, management functions can be performed from anywhere in the world.

We believe that our management team has established relationships that will allow us to market directly to numerous investment advisors and international accounting organizations. Once our software is ready for commercial sales, we believe that our product will offer users a turnkey solution by managing the software, hardware and database for clients. We anticipate that our clients will lease the software while it resides on our porthole servers. We expect that our initial marketing efforts will focus on this turnkey system where clients need only have access to the Internet in order to use the software.

We also intend to seek strategic alliances with smaller independent brokerages, investment advising firms, and accounting firms throughout the world. We believe that our potential alliance partners will include many firms from all over the world.

Marketing Strategy. We plan to focus our sales and marketing efforts on independent accounting, brokerage, investment advisors and fund managers around the world. We anticipate making television commercials and other demonstration videos that will primarily be aired in the United States as well as in selected international areas.

We also intend to utilize the Internet for marketing purposes. We intend to make presentations and appearances at several financial related conventions and to specific organizations including:

    1.   The Market Technicians Association.
    2.   American Accounting Association.
    3.   Accountants Education Group (AEG)
    4.   American Institute of CPAs (AICPA)
    5.   Institute of Management Accountant (IMA)
    6.   Financial Executives Institute (FEI)

We also plan to coordinate fund management conventions where we can host speakers that will appeal to fund managers, investment advisors and accounts. Based upon initial feedback from interested parties that attend such conventions, our management believes that hosting one such convention could generate as many as five to ten customers, which we anticipate could result in between $500,000 and $1,000,000 in revenues. We cannot give assurances that we will be able to host any such conventions, nor if we do host such a convention, that we will be able to secure any customers or revenues.

Pricing Strategy. We anticipate that our pricing schedule will be a simple model based on the average total amount of money under management, with the option of one of two different service plans. The first plan is a full-service fund administration plan that manages the "client side" for the fund manager. The second option is a basic licensing fee to utilize the software, whereby usage would be charged on a monthly, quarterly or annual basis.

For fund managers who desire to outsource the entire client side, we expect to provide this service and charge a higher percentage on funds under management. While priced much higher, we believe that this service plan will also enable the fund manager to save more money in the long run because he or she can significantly reduce the costs of managing the client side "in-house".

We believe that the other service plan would be attractive to fund managers who have invested a considerable amount into an information systems team, or to fund managers who simply do not want to outsource the client side. For this plan, there is a monthly, quarterly or annual licensing fee to utilize the system. This plan includes 8 hours of technical assistance per quarter and 8 hours of software customization. Additional technical support and customization will be provided at a cost of $150/hour unless otherwise negotiated.

Competitive Environment. We estimate that there are numerous software programs designed to assist investors and numerous software companies that target financial managers and investment companies. However, we believe that there are few software programs that actually provide hedge fund management and administrative capabilities.

Although the software programs listed here are possible competitors to our product, we believe that none of these programs allow statement generation, are web-based and provide limited, if any, administrative capabilities.

1. Princeton Financial Systems' (PFS) PAM Family of Investment Management Systems - This software provides front office reporting, performance measurement and Bloomberg Trading System Interface; middle office cash application, custodian trade notification, expense/daily variable modules and third party systems interfaces; and back office as-of reporting, fixed income processing, multi-basis accounting, multicurrency processing, private placements and separate accounts/segregated funds. However, this software is designed for mutual funds and is not able to generate statements for any fund that has sub-funds with different rules and redemption requirements.

2. Analytx.com's Venture Complete - This software enhances fund accounting by offering full capital account reconciliation, partner investment history, and audit and tax compliance. We estimate that this program can automate financial reporting by providing fund balance sheets and income statements, integrated reporting on both funds and investors. However, this program is not web-based and does not offer statement generation capabilities, yet the cost to license the software is $150,000. The software is also based in Microsoft windows, which raises concerns regarding system stability.

3. Phoenix FUNDS Package(TM) - This software offers a family of totally interactive shareholder record keeping and accounting systems. The software provides file maintenance reports such as shareholder changes, dealer changes and fund-option changes. It also lists transactions including pending transactions and automatically generates transactions by batch, date range, account, operator, or transaction type. The program also offers posting summaries and registers such as daily activity details, payment registers, and dividend registers. However, the software is primarily focused on report generation and does not enable a fund manager to generate fund statements and is limited in the client side management.

4. LatentZero's Sentinel Financial Software - This software provides front and middle office solutions to investment managers. Sentinel enables asset managers to automatically detect and prevent breaches of client, regulatory and management investment restrictions on a pre and post-trade basis. The program allows fund managers to check current fund position against restrictions on-line at any time, Internet/Intranet browser-based breach monitoring, storage and retrieval of client mandate documents, open reporting capability, full audit trail. However, the front and middle office support is not where fund managers experience bottleneck or significant expenses. The software does not enable a fund manager to generate fund statements or manage the client side.

We cannot give assurance that we will be able to successfully market our software, even if our product is technologically superior and more cost effective for fund managers. We compete with these more established companies that have more substantial resources to defend their market share and fend off new entrants.

Employee. As of February 19, 2002, we have a total of three employees, all of whom are executive officers. Our officers have agreed to defer all salaries until sufficient revenue or funding is obtained. We have no employment or consulting agreements in place at this time. Management expects that as the need arises, we may employ temporary and part-time employees to work on the administration servicing of customer accounts. We presently have no labor union contract between us and any union and we do not anticipate unionization of our personnel in the foreseeable future.

Property. We do not own any real property. We presently have a rent-free agreement with our CEO, Eric Majors, at our current address. Our management believes our current office space will be sufficient for our projected operations, unless we greatly expand our operations. Should we relocate our facility, there can be no assurance that we will be able to find sufficient space at reasonable costs.


                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATION



For the 15 day period ended January 15, 2002.
---------------------------------------------

Liquidity and Capital Resources. We have cash of $42,428 as of January 15, 2002. Our total current assets were approximately $44,178 as of January 15, 2002. Accounts receivable represents approximately $1,750 of our total current assets. Based on our recent history, we believe that we will collect those receivables in a timely fashion. On January 8, 2002, we closed a Regulation D offering, in which we raised $40,000 by selling 800,000 shares of Common Stock at a purchase price of $0.05 per share. On January 9, 2002, we received a payment of $2,000 towards the $75,000 contract we secured with Barrington Gap, Inc. Therefore, we believe that our available cash is sufficient to pay our day-to-day expenditures. Our total assets were approximately $75,178, of which our net license rights represent approximately $31,000 as of January 15, 2002.

Our total current liabilities were approximately $4,100 as of January 15, 2002. Our total accounts payable represent approximately $3,500 of our total liabilities, plus $600 due to an officer. Other than those liabilities, we do not have any material commitments for capital expenditures.

Results of Operations.

Revenues. We have realized revenues of approximately $3,750 from services that we provided for the 15 day period ended January 15, 2002. Our services were provided to a related party. Therefore, unless we expand our operations, we anticipate that we will not be able to generate revenues during our current fiscal year.

Operating Expenses. For the 15 day period ended January 15, 2002, our total expenses were approximately $11,480. These expenses were represented by $7,450 for contributed services, $125 for contributed rent, $3,500 for professional fees, $333 for amortization, and $72 for general and administrative costs.

For the year ended December 31, 2001, compared to December 31, 2000.
--------------------------------------------------------------------

Liquidity and Capital Resources. We had no cash as of December 31, 2001. Our total assets were $31,333, which were represented by net license rights.
We had no cash or accounts receivable as of December 31, 2001.

Our total current liabilities were approximately $100 as of December 31, 2001, which were represented by $100 due to an officer. Other than those liabilities, we did not have any material commitments for capital expenditures.

Results of Operations.

Revenues. We have realized no revenues during the year ended December 31, 2001, and no revenues from our inception on August 23, 2000 during the period ending December 31, 2000.

Operating Expenses. For the year ended December 31, 2001, we had total operating expenses of $191,000, compared to total operating expenses of $134,767 for the period from our inception on August 23, 2000 to December 31, 2001. For the year ended December 31, 2001, our expenses were represented by $180,000 for contributed services, $3,000 for contributed rent, and amortization of $8,000. For the period from our inception on August 23, 2000 to December 31, 2000, our expenses were represented by $100,000 for employee services, $33,000 for consulting services, $1,000 for contributed rent, $667 for amortization and $100 for general and administration costs.

Our Plan of Operations for the Next Twelve Months. For our first sixteen months in operation, we generated no revenues while our software system, Datalus, was being developed and tested. On December 15, 2001 our first customer, Barrington Gap, Inc., agreed to a 10-month contract worth $75,000 and has begun utilizing the software. Parts of the web based software package, such as the contact database management system, have already been in use for several months by potential customers who are testing the system's capabilities. To date, the software has received favorable reviews by several international fund managers and US based companies. We have also received inquiries from a US$110 million fund out of Hong Kong as well as from a Canadian branch of Pricewaterhouse Coopers (PWC). There can be no assurance that these inquiries will result in any future revenues.

We believe that we will have sufficient financial resources to meet our obligations for the eighteen-month period following January 15, 2002. Currently, our burn rate is approximately $1,500.00 per month. As of January 15, 2002, we had $42,427.68 in cash, which would allow us to operate through December 2003 even if we receive no revenues from operation. However, once our management begins receiving compensation, we estimate that our monthly burn rate will increase to about $20,000 per month.

As of the date of this prospectus, we had finished the development of the Beta and Alpha versions of our proprietary financial software system, Datalus. We are currently beginning the final stages of testing for the Alpha version, after which the software will be ready for commercialization. We anticipate that the testing of the Alpha version should be finished by March 31, 2002.

Once commercialization begins, we will begin aggressively marketing to fund managers and registered investment advisors. Throughout the development stage, we have been compiling a list of potential customers based on inquiries or potential customers with whom our management had discussed the capabilities of Datalus. We have also been conducting informal surveys with fund managers and investment advisors to determine the critical functions they need a hedge fund administration application to have. All of the contacts on this list represent potential customers and will be the first group we market our product to. There can be no assurance, however, that any of these potential customers will in fact become paying customers.

In the early stages of our business plan, we will need cash for software commercialization, staffing, marketing and promotions. The most important milestone will be securing at least three customer agreements, which our management believes would generate approximately $250,000 in revenues and would be sufficient to cover our operating costs for our fiscal year 2002. To do so, we will need to commence aggressive marketing and promotion campaigns. Marketing and promotion of our product offering to obtain customer agreements is anticipated to cost us approximately $40,000, assuming all shares in this offering are sold. Our main cash need during this early stage will be compensation to management. There can be no assurance that we will be able to keep costs from being more than these estimated amounts.

While we can begin marketing to secure customer contracts at this point, we will also incur software commercialization costs of approximately $6,000, which includes some computer equipment and the cost to set up our network so that customer accounts can be created within the Datalus system. Once more than three customer contracts are secured, we will need cash to carry the costs of the addition of customer service staff to service the fund administration for at least three months, as most hedge funds receive their income in quarterly payments. Staff costs and operating expenses are our largest expense, since expenses incurred in the administration of a fund are expensed to the fund. Management has estimated that one customer service staff person should be able to manage at least one fund. As such, management believes that these carrying costs should only be about $9,000 per customer depending upon the size of the hedge fund. Since we are projecting having only three customers in our first year, management expects that the cash needed to carry the costs of the execution of these contracts in our first year should not exceed $18,000 for this stage of our business plan. We wish to remind investors that there can be no guarantee that we will secure these customers however or that the carrying costs will be kept under $18,000.

Our management has estimated that working capital and operating costs will be approximately $200,000 for fiscal year 2002, which ends December 31, 2002. These include expenses such as rent, travel, system maintenance, communications and miscellaneous consulting fees. Working off of the list of potential customers that we currently have, we hope to procure five customer agreements by December 31, 2002. However, in order to keep cash expenses down, we are only projecting to have two customers by December 31, 2002. We wish to remind investors that there can be no assurance that we will meet these projections or secure any customers at all.

We do not anticipate that there will be any significant changes in the number of employees or expenditures for software development, hedge fund administration service costs, or equipment from what is discussed in this prospectus. There can be no assurance, however, that conditions will not change forcing us to make changes to any of our plan of operations or business strategies.

                             DESCRIPTION OF PROPERTY

Property held by us. As of the date specified in the following table, we held the following property:

   ===================== =========================== ======================
   Property                   January 15, 2002         December 31, 2001
   --------------------- --------------------------- ----------------------
   Cash                           $42,428                    none
   --------------------- --------------------------- ----------------------
   License Rights                 $31,000                   $31,333
   ===================== =========================== ======================

Our Facilities. Our executive, administrative and operating offices are located at 2 N. Cascade Avenue, Suite 1100, Colorado Springs, CO 80903. We do not presently own any interests in any real estate. We believe that our current facilities are adequate for the next twelve months, unless we greatly expand our operations.

        CERTAIN RELATIONSHIPS AND TRANSACTION WITH MANAGEMENT AND OTHERS

Related Party Transactions. There have been no related party transactions, except for the following:

We were founded in August 2000 by Eric Majors, Rodney Ramsey, and Nathan Enger. We have issued to Mr. Majors, Mr. Ramsay and Mr. Enger, 2,500,000, 1,500,000 and 1,000,000 shares respectively of our common stock in exchange for services rendered to us during 2000. We valued these shares at $0.02 per share, which we believe is the fair value of those services.

In August 2000, one of our officers advanced us $100 for working capital.

In August 2000, we secured a five-year exclusive license of a software system from Europa Global, Inc., in exchange for 2,000,000 shares of Common Stock as an upfront payment for the five-year exclusive license of the software system. We have the right of first refusal to renew the license or acquire the technology after the five-year period is over. Europa initially developed the software system before licensing it to us, where we continued development of the software under the name Datalus. The president of Europa Global, Inc. is Ernesto Angel, one of our principal shareholders.

In August 2000, we issued to Ernesto Angel, an independent contractor, 625,000 shares of our common stock in exchange for business planning services rendered to us during our start-up stage. We valued these shares at $0.02 per share, which we believe is the fair value of those services.

In August 2000, we issued to Jesus Romero, an independent contractor, 550,000 shares of our common stock in exchange for strategic and financial planning services rendered to us during our start-up stage. We valued these shares at $0.02 per share, which we believe is the fair value of those services.

In November 2000, we issued to Elektra Marketing 475,000 shares of our common stock in exchange for marketing and sales consulting services rendered to us during our start-up stage. We valued these shares at $0.02 per share, which we believe is the fair value of those services.

In December 2001, we entered into a 10-month contract with Barrington Gap, Inc., to use our software to reconstruct hedge fund records. Mr. Majors was formerly the vice president of BGI. In January 2002, we recognized $3,750 in service revenue under the contract.

In December 2001, we issued to MC Law Group 100,000 shares of our common stock in exchange for legal services rendered to us. We valued these shares at $0.05 per share, which is the same price per share we received in our private offering pursuant to Regulation D.

Eric Majors, our chief executive officer, chief financial officer, and one of our directors, currently provides office space to us at no charge.

On January 2, 2002, an officer advanced us $500 to open a bank account. Also in January 2002, our officers contributed software programming, business development and administrative services.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Reports to Security Holders. Our securities are not listed for trading on any exchange or quotation service. We are not required to comply with the timely disclosure policies of any exchange or quotation service. The requirements to which we would be subject if our securities were so listed typically include the timely disclosure of a material change or fact with respect to our affairs and the making of required filings. Although we are not required to deliver an annual report to shareholders, we intend to provide an annual report to our shareholders, which will include audited financial statements.

When this registration statement becomes effective, we will be a reporting company pursuant to the Securities Exchange Act of 1934. We will be required file annual, quarterly and periodic reports with the Securities and Exchange Commission. The public may read and copy any materials filed with the Securities and Exchange Commission at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. The public may also obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov.

There are no outstanding options or warrants to purchase, or securities convertible into, shares of our common stock. There are no outstanding shares of our common stock that we have agreed to register under the Securities Act for sale by shareholders. The approximate number of holders of record of shares of our common stock is thirty-seven.

There have been no cash dividends declared on our common stock. Dividends are declared at the sole discretion of our Board of Directors.

Penny Stock Regulation. Shares of our common stock are subject to rules adopted by the Securities and Exchange Commission that regulate broker-dealer practices in connection with transactions in "penny stocks". Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in those securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission, which contains the following:

o a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;
o a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to violation to such duties or other requirements of securities' laws;
o a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and the significance of the spread between the "bid" and "ask" price;
o    a toll-free telephone number for inquiries on disciplinary actions;
o definitions of significant terms in the disclosure document or in the conduct of trading in penny stocks; and
o such other information and is in such form (including language, type, size and format), as the Securities and Exchange Commission shall require by rule or regulation.

Prior to effecting any transaction in penny stock, the broker-dealer also must provide the customer the following:

o    the bid and offer quotations for the penny stock;
o the compensation of the broker-dealer and its salesperson in the transaction;
o the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and
o monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitably statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for a stock that becomes subject to the penny stock rules.

Holders of shares of our common stock may have difficulty selling those shares because our common stock will probably be subject to the penny stock rules.

                             EXECUTIVE COMPENSATION

Any compensation received by our officers, directors, and management personnel will be determined from time to time by our Board of Directors. Our officers, directors, and management personnel will be reimbursed for any out-of-pocket expenses incurred on our behalf

The following table summarizes for the fiscal years indicated, the principal components of compensation for each of our executive officers:

Name and Principal Position          Year      Annual       Bonus or other       Other Annual        All Other
                                             Salary ($)    compensation($)     Compensation ($)     Compensation
Eric R. Majors - chief executive    2001        None             None                None               None
officer, chief financial officer
                                    2002      75,000*            None                None              75,000
Rodney Ramsay - president           2001        None             None                None               None
                                    2002      60,000*            None                None              60,000
Nathan Enger - vice president       2001        None             None                None               None
                                    2002      55,000*            None                None              55,000
* Stock-based compensation valued at $0.02 per share.

All of the foregoing amounts are estimates based upon our internal forecast and budget. There can be no assurance that the amounts of compensation actually paid, or the persons to whom it is paid, will not differ materially from the above estimates. Our officers and directors have agreed to defer all salaries until sufficient revenue or funding is obtained.

Directors do not receive any fees for services on the Board of Directors. Directors will be reimbursed for their expenses for each meeting they attend.

Employment Contracts. We have no employment or consulting agreements in place at this time.

Stock Option Plan. Our Board of Directors has adopted a stock option plan. If the Board of Directors were to adopt such a plan, it would result in substantial dilution in any shares of common stock purchased in this offering and still held at the time of implementation of the plan.

                              FINANCIAL STATEMENTS





                          Independent Auditors' Report


The Board of Directors
Maximum Dynamics, Inc.:


We have audited the accompanying balance sheets of Maximum Dynamics, Inc. as of January 15, 2002 and December 31, 2001, and the related statements of operations, changes in shareholders' equity, and cash flows for the 15 days ended January 15, 2002, the year ended December 31, 2001, from August 23, 2000 (inception) through December 31, 2000, and from August 23, 2000 (inception) through January 15, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Maximum Dynamics, Inc. as of January 15, 2002 and December 31, 2001, and the related statements of operations, changes in shareholders' equity, and cash flows for the 15 days ended January 15, 2002, the year ended December 31, 2001, from August 23, 2000 (inception) through December 31, 2000, and from August 23, 2000 (inception) through January 15, 2002 in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered significant operating losses since inception, which raises a substantial doubt about its ability to continue as a going concern. Management's plans in regard to this matter are also described in
Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.




Cordovano and Harvey, P.C.
Denver, Colorado
January 21, 2002

                                                                       Page
                                                                 --------------

Report of Independent Auditors.........................................F-2

Balance Sheets at January 15, 2002 and December 31, 2001...............F-3

Statements of Operations for the 15 days ended January 15, 2002, for the year ended December 31, 2001, from August 23, 2000 (inception) through December 31, 2000, and from August 23,
     2000 (inception) through January 15, 2002.........................F-4

Statement of Changes in Shareholders' Equity for the period from
     August 23, 2000 (inception) through January 15, 2002..............F-5

Statements of Cash Flows for the 15 days ended January 15, 2002, for the year ended December 31, 2001, from August 23, 2000 (inception) through December 31, 2000, and from August 23,
     2000 (inception) through January 15, 2002.........................F-7

Notes to Financial Statements..........................................F-8

                             MAXIMUM DYNAMICS, INC.
                          (A Development Stage Company)
                                 Balance Sheets

                                                                          January 15,        December 31,
                                                                              2002               2001
                                                                        ----------------   ----------------
                                     Assets
Current assets:
    Cash and cash equivalents.........................................  $         42,428  $             ---
    Accounts receivable, related party (Note 2).......................             1,750                ---
                                                                        ----------------  -----------------
                  Total current assets................................            44,178

License rights, net (Note 1)..........................................            31,000             31,333
                                                                        ----------------  -----------------

                                                                        $         75,178  $          31,333
                                                                        ================  =================

                      Liabilities and Shareholders' Equity

Current liabilities:
    Accounts payable and accrued liabilities..........................  $          3,500  $             ---
    Due to officer (Note 2)...........................................               600                100
                                                                        ----------------  -----------------
                  Total current liabilities...........................             4,100                100
                                                                        ----------------  -----------------

Shareholders' equity (Notes 2 and 3):
    Preferred stock , no par value.  Authorized 5,000,000 shares, issued and outstanding -0- and -0- shares, respectively
    Common stock , no par value.  Authorized 20,000,000 shares, issued and outstanding 9,550,000 and 8,650,000 shares,
       respectively...................................................           213,000            173,000
    Additional paid-in capital........................................           191,575            184,000
    Accumulated deficit...............................................          (333,497)          (325,767)
                                                                        ----------------  -----------------

                  Total shareholder's equity.........................             71,078             31,233
                                                                        ----------------  -----------------
                                                                        $         75,178  $          31,333
                                                                        ================  =================







                 See accompanying notes to financial statments.

                             MAXIMUM DYNAMICS, INC.
                          (A Development Stage Company)
                            Statements of Operations

                                                                                                   August 23,         August 23,
                                                                                                     2000               2000
                                                       For The 15              For The            (Inception)        (Inception)
                                                       Days Ended             Year Ended             Through            Through
                                                       January 15,           December 31,          December 31,        January 15,
                                                          2002                   2001                 2000               2002
                                                   --------------------   --------------------   ---------------   ----------------

Service revenue, related party (Note 2)..........  $              3,750   $                ---   $           ---   $          3,750
                                                   --------------------   --------------------   ---------------   ----------------

Operating expenses:
    Stock-based compensation (Notes 2 and 3):
       Employee services........................                    ---                    ---           100,000            100,000
       Consulting services......................                    ---                    ---            33,000             33,000
    Contributed services (Note 2)...............                  7,450                180,000               ---            187,450
    Contributed rent (Note 2)...................                    125                  3,000             1,000              4,125
    Professional fees...........................                  3,500                    ---               ---              3,500
    Amortization................................                    333                  8,000               667              9,000
    Other general and administrative costs......                     72                    ---               100                172
                                                   --------------------   --------------------   ---------------   ----------------

                    Total operating expenses....                 11,480                191,000           134,767            337,247
                                                   --------------------   --------------------   ---------------   ----------------

                    Loss before income taxes....                 (7,730)              (191,000)         (134,767)          (333,497)

    Income tax provision (Note 4)...............                    ---                    ---               ---                ---
                                                   --------------------   --------------------   ---------------   ----------------

                    Net loss....................   $             (7,730)  $           (191,000)  $      (134,767)  $       (333,497)
                                                   ====================   ====================   ===============   ================

Basic and diluted loss per share................   $              (0.00)  $             (0.02)   $         (0.02)
                                                   ====================   ====================   ===============

Weighted average common shares outstanding......              9,070,000              8,651,282         8,650,000
                                                   ====================   ====================   ===============





                 See accompanying notes to financial statments.

                             MAXIMUM DYNAMICS, INC.
                          (A Development Stage Company)
                    Statement of Changes in Shareholders' Equity




                                              Preferred Stock          Common Stock         Additional
                                         -----------------------  ------------------------    Paid-In    Accumulated
                                            Shares      Amount       Shares       Amount      Capital      Deficit        Total
                                         ----------  -----------  -----------  -----------  -----------  ------------  ------------
Balance at
    August 23, 2000 (inception).........         --  $        --           --  $        --  $        --  $         --  $         --

December 2000, common stock
    issued to founders in exchange for
    services ($.02/share) (Note 2).......        --           --    5,000,000      100,000           --            --       100,000
December 2000, common stock
    issued to consultants in
    exchange for services
    ($.02/share) (Note 3)................        --           --    1,650,000       33,000           --            --        33,000
December 2000, common stock
    issued to Europa Global, Inc.
    in exchange for license rights
    ($.02/share) (Note 3)................        --           --    2,000,000       40,000           --            --        40,000
Fair value of rent contributed by
    an officer (Note 2)..................        --           --           --           --        1,000            --         1,000

Net loss.................................        --           --           --           --           --      (134,767)     (134,767)
                                         ----------  -----------  -----------  -----------  -----------  ------------  ------------
Balance at
    December 31, 2000....................        --           --    8,650,000      173,000        1,000      (134,767)       39,233

Fair value of services contributed
    by officers (Note 2).................        --           --           --           --      180,000            --       180,000
Fair value of rent contributed by
    an officer (Note 2)..................        --           --           --           --        3,000            --         3,000

Net loss.................................        --           --           --           --           --      (191,000)     (191,000)
                                         ----------  -----------  -----------  -----------  -----------  ------------  ------------
Balance at
    December 31, 2001....................        --           --    8,650,000      173,000      184,000      (325,767)       31,233

January 2002, sale of common




                 See accompanying notes to financial statments.

                             MAXIMUM DYNAMICS, INC.
                          (A Development Stage Company)
                  Statement of Changes in Shareholders' Equity

                                              Preferred Stock          Common Stock         Additional
                                         -----------------------  ------------------------    Paid-In    Accumulated
                                            Shares      Amount       Shares       Amount      Capital      Deficit        Total
                                         ----------  -----------  -----------  -----------  -----------  ------------  ------------
stock pursuant to a private
placement offering, net
of offering costs of $5,000
(100,000 shares issued to
attorney in exchange for
legal services) ($.05/share)
(Note 3)................................         --           --      900,000       40,000           --            --        40,000
Fair value of services contributed
    by officers (Note 2)................         --           --           --           --        7,450            --         7,450
Fair value of rent contributed by
    an officer (Note 2).................         --           --           --           --          125            --           125
Net loss................................         --           --           --           --           --        (7,730)       (7,730)
                                         ----------  -----------  -----------  -----------  -----------  ------------  ------------

Balance at
    January 15, 2002....................         --  $        --    9,550,000  $   213,000  $   191,575  $   (333,497) $     71,078
                                         ==========  ===========  ===========  ===========  ===========  ============  ============






                 See accompanying notes to financial statments.

                             MAXIMUM DYNAMICS, INC.
                          (A Development Stage Company)
                            Statements of Cash Flows


                                                                                        August 23,        August 23,
                                                                                            2000             2000
                                                       For The 15        For The        (Inception)      (Inception)
                                                       Days Ended       Year Ended        Through          Through
                                                       January 15,     December 31,     December 31,     January 15,
                                                          2002             2001             2000             2002
                                                      --------------  ---------------  ---------------  ---------------
Cash flows from operating activities:
    Net loss......................................... $      (7,730)  $     (191,000)  $     (134,767)  $     (333,497)
    Adjustments to reconcile net loss to net cash
      used by operating activities:
         Amortization................................           333            8,000              667            9,000
         Common stock issued in exchange for
           services (Notes 2 and 3)..................            --               --          133,000          133,000
         Services contributed by officers (Note 2)...         7,450          180,000               --          187,450
         Rent contributed by an officer (Note 2).....           125            3,000            1,000            4,125
         Changes in operating assets and liabilities:
              Receivables............................        (1,750)              --               --           (1,750)
              Accrued expenses.......................         3,500               --               --            3,500
                                                      --------------  ---------------  ---------------  ---------------
                   Net cash provided by (used in)
                      operating activities...........         1,928               --             (100)           1,828
                                                      --------------  ---------------  ---------------  ---------------

Cash flows from financing activities:
    Working capital advances from an officer (Note 2)           500               --              100              600
    Net proceeds from sale of common stock...........        40,000               --               --           40,000
                                                      --------------  ---------------  ---------------  ---------------
                   Net cash provided by
                      financing activities...........        40,500               --              100           40,600
                                                      --------------  ---------------  ---------------  ---------------

                      Net change in cash.............        42,428               --               --           42,428

Cash, beginning of period............................           --                --               --               --
                                                      --------------  ---------------  ---------------  ---------------

Cash, end of period.................................. $      42,428   $           --   $           --   $       42,428
                                                      ==============  ===============  ===============  ===============

Supplemental disclosure of cash flow information:
   Cash paid for:
      Income taxes................................... $          --   $           --   $           --   $           --
                                                      ==============  ===============  ===============  ===============
      Interest....................................... $          --   $           --   $           --   $           --
                                                      ==============  ===============  ===============  ===============

Non-cash financing activities:
    Common stock issued in exchange for
      offering costs (Note 3)........................ $          --   $        5,000   $           --   $        5,000
                                                      ==============  ===============  ===============  ===============
    Common stock issued in exchange for
      license rights (Note 3)........................ $          --   $           --   $       40,000   $       40,000
                                                      ==============  ===============  ===============  ===============








                 See accompanying notes to financial statments.

                             MAXIMUM DYNAMICS, INC.
                          (A Development Stage Company)
                          Notes to Financial Statements

(1)      Summary of Significant Accounting Policies

Organization and Basis of Presentation

Maximum Dynamics, Inc. (the "Company") was incorporated on August 23, 2000 to engage in computer software development. On December 12, 2000, the Company secured a five-year exclusive license for a software system developed by Europa Global, Inc., in exchange for 2,000,000 shares of the Company's common stock.

On December 15, 2001, the Company secured a 10-month contract worth $75,000 utilizing the Company's software to reconstruct hedge fund records. The Company is scheduled to receive $7,500 per month from January 2002 through October 2002.

Inherent in the Company's business are various risks and uncertainties, including its limited operating history, historical operating losses, and dependence upon strategic alliances. The Company's future success will be dependent upon its ability to create and provide effective and competitive software development and services and the Company's ability to develop and provide new services that meet customers changing requirements; including the effective use of leading technologies to continue to enhance its current services and to influence and respond to emerging industry standards and other technological changes on a timely and cost-effective basis.

Development Stage Company

The Company is in the development stage in accordance with Financial Accounting Standards Board Statements of Financial Accounting Standards ("SFAS") No. 7 Accounting and Reporting by Development Stage Enterprises.

Use of Estimates

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The accompanying financial statements contain estimates of the fair value of the consideration (shares of common stock) exchanged for license rights, compensation expense and consulting services that have a material affect on the statements. In estimating the fair value of the shares of the common stock issued, the Board of Directors considered contemporaneous transactions with unrelated third parties. In estimating the value of contributed services, the Board of Directors considered prevailing rates. In addition, the financial statements are materially affected by the estimated service life of the license rights.

Cash and Cash Equivalents

The Company considers all highly liquid securities with original maturities of three months or less when acquired, to be cash equivalents. The Company had no cash equivalents at January 15, 2002 or December 31, 2001.

Intangible Assets

The Company's license rights are amortized using the straight-line method over a 5-year period, the life of the license agreement. Amortization expense totaled $333, $8,000, $667, and $667, respectively, for the 15 days ended January 15, 2002, the year ended December 31, 2001, the period from August 23, 2000 (inception) through December 31, 2000, and the period from August 23, 2000 (inception) through January 15, 2002.

Offering Costs

The Company incurred legal fees related to the preparation of its private placement memorandum. Such costs were initially deferred until the offering was completed, at which time they were recorded as a reduction of gross proceeds from the offering.

Impairment of Long-Lived Assets

The Company evaluates the carrying value of its long-lived assets under the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of (Statement No. 121). Statement No. 121 requires impairment losses to be recorded on long-lived assets used in operations, including goodwill, when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying value or fair value, less costs to sell.

Income Taxes

The Company accounts for income taxes under the provisions of SFAS No. 109, Accounting for Income Taxes (SFAS 109). SFAS 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

Revenue and Cost Recognition

The Company utilizes the accrual method of accounting whereby revenue is recognized when earned and expenses are recognized when incurred. Service revenue is recognized as the services are provided.

Financial Instruments

The Company's financial instruments consist of cash and accounts receivable. At January 15, 2002 and December 31, 2001, the fair value of the Company's financial instruments approximate fair value due to the short-term maturity of the instruments.

Stock-based Compensation

The Company accounts for stock-based employee compensation arrangements in accordance with Accounting Principles Board ("APB") Opinion 25, "Accounting for Stock Issued to Employees" and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Under APB No. 25, compensation expense is based on the difference, if any, on the date of grant, between the fair value of the Company's stock and the exercise price. The Company accounts for stock issued to non-employees in accordance with the provisions of SFAS No. 123.

(2)      Related Party Transactions

An officer contributed office space to the Company for all periods presented. The office space was valued at $250 per month based on the market rate in the local area and is included in the accompanying financial statements as contributed rent expense with a corresponding credit to additional paid-in capital.

On January 2, 2002, an officer advanced the Company $500 to open a bank account. The advance is included in the accompanying financial statements as due to officer.

Three officers contributed software programming, business development and administrative services to the Company during the period from January 1, 2001 through January 15, 2002. The time and effort was recorded in the accompanying financial statements based on the prevailing rates for such services, which ranged from $50 to $100 per hour based on the level of services performed. The services are reported as contributed services with a corresponding credit to additional paid-in capital.

On December 15, 2001, the Company entered into a 10-month contract with Barrington Gap, Inc. (BGI"), an affiliate, utilizing the Company's software to reconstruct hedge fund records. The Company's chairman and CEO was formerly the vice president of BGI. During the fifteen days ended January 15, 2002, the Company recognized $3,750 in service revenue under the contract. At January 15, 2002, $1,750 is due from BGI.

During December 2000, the Company issued 5,000,000 shares of it's no par value restricted common stock to three officers of the Company in exchange for past services. On the transaction date, the Company's common stock had no reliable market value. The value of the transaction could not be objectively measured as the services were rendered by related parties. The shares were valued by the Board of Directors at $.02 per share based on contemporaneous stock issuances to unrelated third parties. Stock-based compensation expense of $100,000 was recognized in the accompanying financial statements for the period ended December 31, 2000.

On August 23, 2000, an officer advanced the Company $100 for working capital. The advance is included in the accompanying financial statements as due to officer.

(3)      Shareholders' Equity

Preferred Stock

The Board of Directors is authorized to issue shares of preferred stock in series and to fix the number of shares in such series as well as the designation, relative rights, powers, preferences, restrictions, and limitations of all such series. The Company had no preferred shares issued and outstanding at January 15, 2002 or December 31, 2001.

Private Placement Offering

During January 2002, the Company conducted a private placement offering whereby it sold 800,000 shares of its no par value common stock for $.05 per share pursuant to an exemption from registration claimed under sections 3(b) and 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder. The shares were sold through the Company's officers and directors. The Company received $40,000. The Company relied upon exemptions from registration believed by it to be available under federal and state securities laws in connection with the offering.

In addition, the Company issued 100,000 shares of its common stock in exchange for legal services related to the Company's private placement offering. The transaction was valued at $.05 per share. As a result, the Company recognized offering costs totaling $5,000 in the accompanying financial statements.

Common Stock Issuances

During December 2000, the Company issued 2,000,000 shares of its common stock in exchange for license rights. In this transaction, the stock issued was valued at $40,000 ($.02 per share).

During December 2000, the Company issued 1,650,000 shares of its common stock in exchange for consulting services. The transactions were valued at $.02 per share. As a result, the Company recognized a stock-based compensation expense totaling $33,000 in the accompanying financial statements.

(4)      Income Taxes

A reconciliation of the U.S. statutory federal income tax rate to the effective tax rate is as follows:





                                                                August 23,
                                                                   2000
                                                                (Inception)
                              15 Days Ended     Year Ended        Through
                               January 15,     December 31,     December 31,
                                 2002             2001             2000
                              --------------   ------------     ------------
U.S. federal statutory
graduated rate................      15.00%        15.00%           25.87%
State income tax rate,
net of federal benefit........       3.94%         3.94%            3.43%
Contributed rent and services.     -18.56%       -18.15%           -0.21%
Net operating loss for which no tax
benefit is currently
available.....................      -0.38%        -0.79%          -29.09%
                              --------------   ------------     ------------
                                     0.00%         0.00%            0.00%
                              ==============   ============     ============


At January 15, 2002, deferred tax assets consisted of a net tax asset of $40,741, due to operating loss carryforwards of $, which was fully allowed for, in the valuation allowance of $40,741. The valuation allowance offsets the net deferred tax asset for which there is no assurance of recovery. The change in the valuation allowance for the 15 days ended January 15, 2002, the year ended December 31, 2001 and the period from August 23, 2000 (inception) through December 31, 2000 totaled $29, $1,515 and $39,197, respectively. The current tax benefit also totaled $29, $1,515 and $39,197 for the 15 days ended January 15, 2002, the year ended December 31, 2001 and the period from August 23, 2000 (inception) through December 31, 2000, respectively. The net operating loss carryforward expires through the year 2022.

The valuation allowance will be evaluated at the end of each year, considering positive and negative evidence about whether the deferred tax asset will be realized. At that time, the allowance will either be increased or reduced; reduction could result in the complete elimination of the allowance if positive evidence indicates that the value of the deferred tax assets is no longer impaired and the allowance is no longer required.

Should the Company undergo an ownership change as defined in Section 382 of the Internal Revenue Code, the Company's tax net operating loss carryforwards generated prior to the ownership change will be subject to an annual limitation, which could reduce or defer the utilization of these losses.

                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                        ACCOUNTING FINANCIAL DISCLOSURES

In December 2001, our Board of Directors appointed Cordovano and Harvey, P.C. independent accountants, to audit our financial statements from August 23, 2000, our date of formation, through January 15, 2002.

We have had no changes in or disagreements with our accountants from inception to the present time.


                                 LEGAL MATTERS

Legal matters in connection with this offering will be passed upon for us by MC Law Group, 4100 Newport Place, Suite 660, Newport Beach, CA 92660. We have issued 100,000 shares of our common stock to MC Law Group as payment for previous services.

                                     EXPERTS

Our audited financial statements as of January 15, 2002 appearing in this prospectus and in the registration statement of which this prospectus forms a part, have been audited by Cordovano & Harvey, P.C., independent public accountants. Their report, which appears elsewhere herein, insofar as we are concerned, includes an explanatory paragraph as to our ability to continue as a going concern. The financial statements are included in reliance upon such report and upon the authority of such firm as an expert in auditing and accounting.


                             ADDITIONAL INFORMATION

We have filed with the Securities & Exchange Commission a registration statement on Form SB-2 under the Securities Act of 1933, as amended, with respect to the securities offered by the selling shareholders. For further information with respect to us and the securities offered, reference is made to the registration statement and to the financial statements filed as a part thereof. Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete and in each instance, reference is made to the copy of such contractor document that has been filed as an exhibit to the registration statement. Each statement is qualified in all respects by such reference. The registration statement, including exhibits thereto, may be inspected without charge at the SEC's principal offices at 450 Fifth Street, N.W. Washington, DC 20459. Copies of the registration statement or any part thereof may be obtained from the SEC's principal office in Washington, DC upon payment of the fees prescribed by the Commission.


                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors and Officers
-----------------------------------------

Our Bylaws and the Colorado Business Corporation Act provide for indemnification of directors and officers against certain liabilities. Pursuant to our Bylaws, our officers and directors are indemnified, to the fullest extent available under Colorado law, against expenses actually and reasonably incurred in connection with threatened, pending or completed proceedings, whether civil, criminal or administrative, to which an officer or director is, was or is threatened to be made a party by reason of the fact that he or she is or was one of our officers, directors, employees or agents. We may advance expenses in connection with defending any such proceeding, provided the indemnitee undertakes to repay any such amounts if it is later determined that he or she was not entitled to be indemnified by us.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable.

Other Expenses of Issuance and Distribution
-------------------------------------------

We will pay all expenses in connection with the registration and sale of the common stock by the selling shareholders. None of the expenses will be borne by the selling shareholders. We estimate that expenses in connection with this registration statement will be as follows:

SEC registration fee                               $41.86
Legal fees and expenses                        $10,000.00
Accounting Fees and expenses                    $7,500.00
Miscellaneous                                  $12,300.00

Recent Sales of Unregistered Securities
----------------------------------------

There have been no sales of unregistered securities within the last three years which would be required to be disclosed pursuant to Item 701 of Regulation S-B, except for the following:

In December 2001 and January 2002, we sold 800,000 shares of our common stock to twenty nine investors at a price of $0.05 per share. The shares were issued in a transaction which we believe satisfies the requirements of that exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which is specified by the provisions of Section 4(2) of that act and Rule 506 of Regulation D. The offering closed on January 11, 2002. The net proceeds for this offering were $40,000. Each investor was given adequate access to sufficient information about us to make an informed investment decision. There were no commissions paid on the sale of these shares.

In December 2001, we issued to MC Law Group 100,000 shares of our common stock in exchange for legal services rendered to us. The shares were issued in a transaction which we believe satisfies the requirements of that certain exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of
Section 4(2) of the Securities Act of 1933, as amended. We valued these shares at $0.05 per share, which we believe were the fair value of those services and is the same price per share we received in our private offering pursuant to Regulation D.

In November 2000, we issued to Elektra Marketing 475,000 shares of our common stock in exchange for marketing and sales consulting services rendered to us during our start-up stage. The shares were issued in a transaction which we believe satisfies the requirements of that certain exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of Section 4(2) of the Securities Act of 1933, as amended. We valued these shares at $0.02 per share, which we believe were the fair value of those services.

In August 2000, we secured a five-year exclusive license of a software system from Europa Global, Inc., in exchange for 2,000,000 shares of common stock as a compensation for the five-year exclusive license of the software system. The president of Europa Global, Inc. is Ernesto Angel, one of our principal shareholders.

In August 2000, we issued to Ernesto Angel, an independent contractor, 625,000 shares of our common stock in exchange for business planning services rendered to us during our start-up stage. The shares were issued in a transaction which we believe satisfies the requirements of that certain exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of Section 4(2) of the Securities Act of 1933, as amended. We valued these shares at $0.02 per share, which we believe were the fair value of those services.

In August 2000, we issued to Jesus Romero, an independent contractor, 550,000 shares of our common stock in exchange for strategic and financial planning services rendered to us during our start-up stage. The shares were issued in a transaction which we believe satisfies the requirements of that certain exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of
Section 4(2) of the Securities Act of 1933, as amended. We valued these shares at $0.02 per share, which we believe were the fair value of those services.

Exhibits
--------

Copies of the following documents are filed with this registration statement as exhibits:

1.          Underwriting Agreement (not applicable)
3.1         Articles of Incorporation
3.2         Bylaws
5.          Opinion Re: Legality
8.          Opinion Re: Tax Matters (not applicable)
10.         Licensing Agreement with Europa Global, Inc.
11. Statement Re: Computation of Per Share Earnings, included in financial statements
15.         Letter on unaudited interim financial information (not applicable)
23.1        Consent of Auditors
23.2        Consent of Counsel, included in Exhibit 5

Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and as expressed in the Act and is, therefore, unenforceable.

We hereby undertake to:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:
      i. Include any prospectus required by Section 10(a)(3) of the Securities Act;
      ii. Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.
      iii.Include any additional or changed material information on the plan of distribution.
(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.
(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.
(4) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.
(5) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.
(6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised by the Securities and Exchange Commission that such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.


In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

In accordance with the requirements of the Securities Act of 193, the registrant certifies that it has reasonable ground to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denver state of Colorado, on February 25, 2001.

                                    MAXIMUM DYNAMICS, INC.

                           By:      /s/ Eric R. Majors
                                    --------------------------
                                    Eric R. Majors
                                    Chief Executive Officer,
                                    Chief Financial Officer and
                                    Chairman of the Board of Directors


In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on February 25, 2002.

By:   /s/ Eric R. Majors
      ------------------------------
      Eric R. Majors
      Chief Executive Officer,
      Chief Financial Officer and
      Chairman of the Board of Directors

By:   /s/ Rodney Ramsay
      ------------------------------
      Rodney Ramsay
      President and Director

By:   /s/ Nathan Enger
      ------------------------------
      Nathan Enger
      Vice President and Director